QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO MANAGEMENT AGREEMENT

        This FOURTH AMENDMENT TO MANAGEMENT AGREEMENT (this "Fourth Amendment") is made as of April 25, 2018 (the "Effective Date") by and among TWO HARBORS INVESTMENT CORP., a Maryland corporation, on behalf of itself and its Subsidiaries (the "Company"), TWO HARBORS OPERATING COMPANY LLC, a Delaware limited liability company (the "Operating Company"), and PRCM ADVISERS LLC, a Delaware limited liability company (together with its permitted assignees, the "Manager").

        WHEREAS, the parties executed a Management Agreement, dated as of October 28, 2009, which was amended pursuant to (1) an Amendment to Management Agreement dated as of December 19, 2012, (2) a Second Amendment to Management Agreement dated as of November 3, 2014, and (3) a Third Amendment to Management Agreement dated as of June 28, 2017 (as amended, the "Management Agreement"), and wish to further amend its terms as set forth herein; and

        WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 25, 2018, executed by the Company, Eiger Merger Subsidiary LLC, and CYS Investments, Inc. (the "Target") (the "Merger Agreement"), pursuant to which the Company will acquire Target (the "Transaction");

        NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

        Section 1.    Amendment of Base Management Fee.    Contingent upon the closing of the transaction as contemplated by the Merger Agreement, the Base Management Fee otherwise payable pursuant to Section 8 of the Management Agreement is hereby adjusted as follows:

          (a)   from the Effective Time until the first anniversary of the Effective Time, the Base Management Fee will be reduced to 0.75% per annum with respect to that portion of Stockholders' Equity equal to the amount of the stockholders' equity of the Target as of the close of business on the business day on which the Effective Time occurs (to the extent not reflected in the books and records of Target as of such date, the Stockholders' Equity with respect to Target shall be reduced by the expenses incurred by Target in connection with the transactions contemplated by the Merger Agreement), and such amount shall not be subject to any adjustments provided in the Management Agreement or otherwise;

          (b)   with respect to the fiscal quarter in which the Effective Time occurs, in addition to any reduction resulting from Section 1(a) hereof, the Base Management Fee shall be reduced by an additional $15,000,000; provided, however, that if such quarterly payment pursuant to the Management Agreement is less than $15,000,000, the Manager shall pay to the Company in immediately available funds the difference between (i) $15,000,000 and (ii) the Base Management Fee payable to Manager with respect to such quarter pursuant to the Management Agreement; and

          (c)   with respect to the fiscal quarter in which the Effective Time occurs, in addition to any reduction resulting from Sections 1(a) and (b) hereof, the Base Management Fee shall be further reduced, up to an aggregate maximum amount of $3,300,000, by an additional amount equal to the sum of certain transaction-related expenses expected to be incurred by the Company in connect with the Transaction, as set forth on Schedule 1(c) hereto (each individually an "Expense" and, collectively, the "Expenses"); provided, however, that if, after taking into account the reductions resulting from Sections 1(a) and (b), such quarterly payment pursuant to the Management Agreement is less than the aggregate amount of such Expenses, the Manager shall pay to the Company in immediately available funds the difference between (i) such Expenses and (ii) the Base Management Fee payable to Manager, if any after taking into account the reductions resulting from Sections 1(a) and (b), with respect to such quarter pursuant to the Management Agreement.

For purposes of the foregoing, "Effective Time" shall have the meaning specified in the Merger Agreement. "Base Management Fee" and "Stockholders' Equity" shall have the meanings specified in the Management Agreement.

        Section 2.    Third Party Beneficiaries.    Nothing in this Fourth Amendment, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, remedy or benefit of any nature whatsoever under or by reason of this Fourth Amendment, except that (1) the Target is an intended third-party beneficiary of this Fourth Amendment and (2) the terms of this Fourth Amendment shall not be terminated, waived, amended or modified without the prior written consent of the Target.

        Section 3.    No Other Amendments.    Except as expressly set forth herein, the Management Agreement has not been amended, revised or modified, and it remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TWO HARBORS INVESTMENT CORP.
By:	/s/ THOMAS E. SIERING
	Name:	Thomas E. Siering
	Title:	Chief Executive Officer
TWO HARBORS OPERATING COMPANY LLC By: Two Harbors Investment Corp Its: Managing Member
By:	/s/ THOMAS E. SIERING
	Name:	Thomas E. Siering
	Title:	Chief Executive Officer
PRCM ADVISERS LLC
By:	/s/ NICK NUSBAUM
	Name:	Nick Nusbaum
	Title:	Chief Financial Officer

 Schedule 1(c)

Transaction-Related Expenses

        1.    Description of Expenses.    As a result of the Transaction, the Company expects to incur certain expenses as follows (each an "Expense" and collectively the "Expenses"):

  a.
  Sublease of Target Lease:    Target is party to a certain long term lease of the premises located at 10 CityPoint, Waltham, Massachusetts ("Target Lease"), which will no longer be required to operate the pro forma company following the Effective Time. The Company will obtain an independent valuation (from an independent valuation agent mutually agreeable to the Company and Manager) to assess the projected expenses associated with the Target Lease and the expected revenue associated with a sublease of the premises. If a sublease is not in place at the time of the independent valuation, then the independent valuation agent will project sublease income based on a reasonable forecast taking into account the time required to obtain a sublease tenant and market terms for similar transactions. The Expense amount ascribed to the Target Lease will be determined by the net present value of the aforementioned expense and revenue amounts.

  b.
  Write-off of Certain Target Assets:    The Company expects to write off certain leasehold improvements, furniture and fixtures associated with the Target Lease described above. The Expense amount ascribed to such write-offs will be determined using the trial balance value under GAAP for such items, which will include both the asset and accumulated depreciation of the asset.

  c.
  Termination of Target Contracts.    The parties will work in good faith to identify all of the Target's obligations under contracts that are not expected to be needed following the Effective Time but which cannot be terminated at closing or were prepaid prior to the Effective Time and for which no refund or rebate of the prepaid amount is available. The Expense amount ascribed to each such Target contract will be (i) for contracts that have not been prepaid, the lesser of (a) the amount due and owing under the remaining term of such contract from and after the Effective Time and (b) the amount of any early termination, buy-out or similar fee or payment (inclusive of any applicable penalty associated with such provision) under such contract and (ii) for prepaid contracts, the amount of the prepaid expense attributable to the period between the Effective Time and the expiration of such contract.

        2.    Determination of Expense Amounts.    The parties agree to work in good faith to determine the amount of all Expenses prior to the Effective Time.

QuickLinks

  Exhibit 10.1
  EXECUTION VERSION
FOURTH AMENDMENT TO MANAGEMENT AGREEMENT
Schedule 1(c) Transaction-Related Expenses